Exhibit 99(a)

KEYCORP STUDENT LOAN TRUST 2002-A

OFFICER’S CERTIFICATE

JPMorgan Chase Bank, N.A., ELT	JPMorgan Chase Bank, N.A., IT
4 New York Plaza, 6th Floor	4 New York Plaza, 6th Floor
New York, NY 10004	New York, NY 10004
Attn: ITS – Global Debt	Attn: ITS – Global Debt
Phone: (212) 623-5427	Phone: (212) 623-5427
Fax: (212) 623-5933	Fax: (212) 623-5933

KeyBank National Association	AMBAC Financial Group Inc.
800 Superior Ave, 4th Floor	One State Street Plaza
Cleveland, OH 44114	New York, NY, 10004
ATTN: President, KER	ATTN: Surveillance; CAP Securities
Phone: (216) 828-4293	Phone: (212) 208-3177
Fax: (216) 828-9301	Fax: (212) 363-1459

Key Consumer Receivables LLC
c/o KeyBank National Association
800 Superior Ave, 4th Floor
Cleveland, Ohio 44114
ATTN: President, KER
Phone: (216) 828-4293
Fax: (216) 828-9301

     Pursuant to Section 4.09 of the Sale and Servicing Agreement among Key Consumer Receivables LLC, as Depositor, KeyBank National Association, successor in interest to Key Bank USA, National Association as Master Servicer and Administrator, KeyCorp Student Loan Trust 2002-A Trust, as Issuer, JPMorgan Chase Bank, N.A., as successor in interest to Bank One, National Association, not in its individual capacity but solely as Eligible Lender Trustee, dated as of September 1, 2002 (the “Agreement”), the undersigned hereby certifies that (i) a review of the activities of the Master Servicer from January 1, 2004, through December 31, 2004, and of its performance under the Agreement has been made, and (ii) to the best of our knowledge, based on our review, the Master Servicer has fulfilled all its obligations under the Agreement throughout such period.

KeyBank National Association,
successor in interest to
Key Bank USA, National Association,
as Master Servicer

	by:	/S/ DANIEL G. SMITH
Date: February 18, 2005	Name:	Daniel G. Smith
	Title:	Senior Vice President

by:	/S/ DARLENE DIMITRIJEVS
Name:	Darlene Dimitrijevs
Title:	Senior Vice President